CNA Financial Third Quarter 2026 Earnings Remarks
Douglas M. Worman, Chairman and Chief Executive Officer:
In the third quarter, we achieved disciplined growth and high-quality underwriting results underpinned by prudent loss ratio selections and strong execution of our underwriting strategies to optimize our portfolios in the current marketplace. We maintained the higher underlying loss ratio we established in the first half of 2026, and our expense ratio was below 30% even as we continue to substantially invest in talent, technology and artificial intelligence (AI) to augment the efficiency and effectiveness of our operation.
Core income was $203 million in the third quarter. Core income includes an unfavorable after-tax impact of $137 million from our annual Life & Group long-term care (LTC) reserve assumption review. However, the unfavorable reserve assumption updates are almost entirely offset by a favorable economic impact from recent investment portfolio actions, the anticipated benefit of which is not reflected in current period earnings under GAAP accounting. We had another quarter of strong investment income at $635 million, robust cash flow from operations of $654 million and 5% year-to-date growth in book value per share excluding accumulated other comprehensive income (AOCI) and the impact of dividends. LTC and investments will be detailed in Scott’s remarks.
The P&C all-in combined ratio was 97.0% in the quarter, including 2.8 points, or $78 million, of catastrophe impacts. Catastrophes were primarily driven by severe storm activity. Prior period development had no impact on the combined ratio in aggregate as additional reserve strengthening in excess casualty in recent accident years was balanced by favorable reserve changes in other classes of business. The P&C underlying combined ratio was 94.2% compared to 91.3% in the prior year quarter. The expense ratio was 29.7%, consistent with the first half of the year. The P&C underlying loss ratio was 64.1%, consistent with the prudent assumptions set earlier in the year, and up 2.2 points compared to the prior year quarter. Long run loss cost trend assumptions were unchanged in the quarter.
Net written premium growth was 3% and new business was up 1%. P&C renewal premium change was 3% and rate change improved to 2%, compared to last quarter when rate change was flat. Rate remained under pressure in national accounts property, workers’ compensation and many areas of our International segment, but the rate decline was modestly mitigated compared to last quarter. Notably, as we indicated last quarter, when we cannot achieve appropriate pricing along with terms and conditions we will walk away and lean into areas where we believe we can achieve a more appropriate return. As an example, national accounts property gross written premium was down 12% in the quarter, with new business down 32%.
Turning to each of the three P&C operating segments, in Commercial, the all-in combined ratio was 99.7% compared to 92.7% in the prior year quarter. Catastrophe impacts were $70 million, or 4.8 points of the combined ratio, compared with just 2.7 points in a very benign quarter last year. Prior period development added 2.4 points to the combined ratio, or $35 million. This was primarily from reserve strengthening in excess casualty, partially offset by favorability in workers’ compensation and property.
The reserve strengthening in excess casualty is primarily from recent post-pandemic accident years. The excess casualty risk adjusted return continues to be accretive to the overall portfolio; however, we have continued to see the impacts of social inflation influence the trajectory of claim outcomes and lengthen development patterns. We have quickly reacted to elevated activity compared to prior expectations in our reserve assumptions across our different excess casualty portfolios.
The underlying combined ratio was 92.5% compared to 90.0% in the prior year quarter. The underlying loss ratio was 65.8%, consistent with the first half of the year, and up 2.4 points compared to the prior year quarter, as we maintain the philosophy addressed in our remarks for the first quarter. The expense ratio improved to 26.2% in the quarter, marking the fifth consecutive quarter below 27%.
In Commercial, net written premium grew 2% and new business also grew 2% to $332 million. Retention in the quarter was 83% with significant variation by business unit and class, similar to last quarter. While we continue to see opportunities in the portfolio, there are areas across many portions of the portfolio where we chose to walk away given current market conditions where pricing, terms and conditions are not appropriate.
Commercial segment rate change increased to 2% in the quarter. Rate was high single-digit in classes most impacted by social inflation.
For Specialty, the all-in combined ratio was 96.8% and the underlying combined ratio was 96.7% compared to 93.3% in the prior year quarter. There was no prior period development in the aggregate. The underlying loss ratio was 62.8%, consistent with the first half of the year, and up 2.2 points compared to the prior year quarter for the reasons we discussed previously. The expense ratio of 33.6% was in line with the first half of the year.
In Specialty, net written premium grew 4% in the quarter and new business was up 5% to $137 million. Retention overall was 83%. Renewal premium change was 5% and rate change was 4% in the quarter. Rate remained strong at 8% in our healthcare business. In our affinity business, rate was up to 4% and retention was 80%, as we executed underwriting actions on portions of our professional errors and omissions programs. Financial and management liability lines rate change improved to 2%.
For International, the all-in combined ratio was 86.1% compared to 91.8% in the prior year quarter. Catastrophe losses were 2.1 points compared to 0.6 points in the prior quarter. Prior period development was favorable by 10.1 points in the quarter, or $35 million, compared to no prior period development in the aggregate in the prior year quarter. Favorable development was concentrated in the property, professional liability and management liability classes of business. The underlying combined ratio was 94.1%, up from 91.2% in the prior year quarter. The underlying loss ratio was 59.8%, consistent with the first half of 2026 and up from 58.5% in the prior year quarter. The expense ratio was 34.3%.
International net written premium increased 4% in the quarter, or 6% excluding currency fluctuations. New business declined by $8 million to $86 million in the quarter. Retention remained strong at 87% as we hold onto profitable business in this segment. Rates were down 4% in the quarter, and renewal price change was down 2%. The environment in which our international unit operates continues to be highly competitive. Despite the competitive environment and some of the volatility it can cause, it remains an important contributor to our overall operation, and we continue to see tremendous potential there going forward.
Scott R. Lindquist, Chief Financial Officer:
CNA’s third quarter core income was $203 million compared with $409 million in the prior year quarter, resulting in a trailing twelve-month core return on equity of 8.6%. The decrease in core income reflects a $137 million unfavorable after-tax impact from our annual LTC reserve assumption updates. However, as detailed later in the Life & Group remarks, the unfavorable reserve assumption updates are almost entirely offset by a favorable economic impact from recent investment portfolio actions. Under GAAP accounting, the anticipated benefits of these portfolio actions are not immediately reflected in earnings, but rather are recognized through investment income over time.
Excluding the LTC assumption review impact, the quarter continued to reflect stable underlying underwriting performance and strong investment results.
Our P&C expense ratio was 29.7% for the third quarter and 29.9% year to date in 2026. Despite continued investments in talent, technology and AI capabilities, our expense ratio has remained below 30% in five of the last six quarters. We continue to believe an expense ratio around 30% represents a reasonable run-rate for 2026.
The P&C net prior period development impact on the combined ratio was flat in the current quarter. Favorable development in workers’ compensation, property, surety and International was offset by unfavorable development in excess casualty, and professional and management liability.
The P&C paid-to-incurred ratio was 74% for the quarter and 76% year to date in 2026. Paid losses can vary from quarter-to-quarter based on claim settlement activity and other factors.

Our Corporate segment produced a core loss of $23 million compared with a core loss of $25 million in the prior year quarter, which includes interest expense on our corporate debt and certain other expenses. Consistent with our historical practice, we intend to review our asbestos and environment pollution reserves during the fourth quarter.
Turning back to the Life & Group segment, we recorded a core loss of $171 million for the quarter compared with a core loss of $22 million in the prior year quarter. The current quarter results include a $137 million after-tax charge from our annual reserve assumption review.
As in prior years, we performed a comprehensive review of all the assumptions underlying our LTC reserves, which include cost of care inflation, morbidity, persistency and premium rate actions, using a valuation date of June 30, 2026. As detailed on slide 15 of the earnings presentation, the assumption updates resulted in a $173 million increase in GAAP reserves.
Notably for this year’s assumption updates, we strengthened our near-term cost of care inflation assumptions, increasing the GAAP reserve by $145 million, and we revised morbidity assumptions to reflect actual experience on richer benefit policies, increasing the GAAP reserve by $75 million. Partially offsetting was a $50 million favorable impact from our premium rate assumptions, reflecting actual rate achievement above expectations from approvals across a number of states.
As part of the annual reserve assumption review, we also evaluate the supporting investment portfolio and related future cash flows which consider any changes in portfolio characteristics as well as updated near-term interest rate expectations. As of the June 30, 2026 evaluation date, we estimate an increase in future investment income almost entirely offsetting the unfavorable reserve assumption changes. This is driven by the impact of portfolio actions taken in the second quarter of 2026 to incrementally increase fixed income portfolio duration with higher quality, higher yielding securities through a series of duration extension trades. The fixed income duration extension trading program continued into the third quarter with over $1.3 billion of trades executed this year through September 30th, exchanging shorter duration BBB+ rated bonds at 5.5% yield for longer-duration, A rated bonds yielding 6.2%, with a negligible realized loss on these trades. As I noted earlier, under GAAP accounting, the economic benefits of these recent portfolio actions are not immediately reflected through earnings, but rather are recognized through investment income over time.
Importantly, the annual review also reaffirmed our view that the LTC business maintains a substantial statutory reserve margin of $1.3 billion.
In sum, our third quarter LTC reserve assumption updates and accompanying LTC investment portfolio review further solidifies our belief that the block remains appropriately reserved and the overall economics of the block remain stable.
In addition to the investment portfolio actions just noted, we continue to make meaningful progress in actively managing and reducing the risk of our LTC business through policy inforce actions. During 2026, we received thirty rate increase approvals averaging 20% and have effectively doubled average premium rates since original pricing. Our policy buyout program has completed approximately 12,000 buyouts through roughly $400 million of payments since 2020. As a result of these actions as well as through natural run-off, policy counts have declined by 50% since 2015, and we further expect another 40% decrease over the next decade.
Finally, we believe our locked-in GAAP basis LTC reserves have reached a plateau level. The larger Individual LTC block is mature with an average attained age of 83 and is in the latter half of its reserve run-off. The younger Group LTC block, which features less risky policy benefit features and was more appropriately priced, will have reserves plateau at levels less than half that of Individual LTC. From where we are as to the maturity of the LTC block and underlying characteristics, we currently view the financial risk of the block as contained and expect it to continue to decline over the remaining run-off.
Turning to investment results, net investment income was $635 million in the third quarter compared with $638 million in the prior year quarter.

Fixed income and other investments generated $587 million of income, up 4% from the prior year quarter. Our A-rated fixed income portfolio continues to provide consistent contributions to core income, benefiting from a growing asset base and favorable reinvestment rates. The effective income yield of our consolidated fixed income portfolio was 5.0% in the third quarter, up from 4.9% in the second quarter and 4.8% in the prior year quarter. We continue to be able to reinvest at rates above our P&C portfolio effective income yield of 4.6% and our Life & Group portfolio effective income yield of 5.8%.
Looking ahead, based on the current interest rate environment, we expect income from fixed income and other investments to be approximately $600 million in the fourth quarter. For the full year, we expect income from fixed income and other investments to be over $2.3 billion.
Our limited partnership and common stock portfolios returned a $48 million gain, or 1.5%, in the quarter compared with a $71 million gain, or 2.5%, in the prior year quarter. The lower return was primarily driven by our hedge fund portfolio, which produced a loss in the current quarter following particularly strong results in the second quarter of 2026. Our private equity portfolio reported steady returns this quarter. As a reminder, private equity funds, which comprise the majority of our limited partnership portfolio, generally report on a quarter lag.
At quarter-end, our balance sheet remained very strong. Stockholders’ equity excluding AOCI was $12.5 billion, or $46.11 per share, a 5% increase from year-end 2025 adjusting for dividends. Including AOCI, stockholders’ equity was $10.2 billion, or $37.80 per share, which was impacted by a decrease in AOCI reflecting the effect of higher interest rates on unrealized losses in our fixed income portfolio. These unrealized losses are not indicative of credit deterioration and remain concentrated in investment-grade securities. Statutory capital and surplus in the combined Continental Casualty Companies was $11.2 billion, and our debt-to-capital ratio excluding AOCI was 19.2%.
Operating cash flow was $654 million for the quarter and $1,696 million for the first nine months of 2026. Cash flows continue to reflect higher paid losses for the year aligned with portfolio growth, partially offset by strong premium collections.
The effective tax rate on core income was 17.5% for the third quarter, reflecting a favorable provision-to-return adjustment primarily related to foreign subsidiary taxes. Excluding this item, the effective tax rate was approximately 21.2%, generally consistent with our expectations for the full year.
Finally, we are pleased to announce our regular quarterly dividend of $0.48 per share, payable on December 3, 2026 to stockholders of record on November 16, 2026.
Douglas M. Worman, Chairman and Chief Executive Officer:
We continue to be pleased by the operating fundamentals of our P&C businesses while maintaining a prudent posture in reserves. Our P&C operation produced core income of $397 million. Our expense ratio has remained below 30% in each quarter this year, as we continue to improve efficiency while reinvesting those gains in AI, technology and talent across the value chain to strengthen our capabilities and position us for long-term growth. We continue to be optimistic based on the results we are broadly seeing play out from our AI initiatives. These unique solutions have allowed us to continue to be more effective across our specialized operations.
In our run-off Life & Group segment, the results of the annual LTC reserve assumptions review reinforced our view that the block is appropriately reserved and its financial risk is contained.
Looking forward, we remain focused on driving disciplined execution in our portfolio to optimize our book given the varying current market conditions. That discipline will not change in the fourth quarter of the year and as we enter 2027 - we will continue to focus on growing in areas where we can achieve appropriate risk adjusted returns and be willing to walk away when we cannot.

Reconciliation of GAAP Measures to Non-GAAP Measures
These earnings remarks contain financial measures that are not in accordance with accounting principles generally accepted in the United States of America (GAAP). Management utilizes these financial measures to monitor the Company's insurance operations and investment portfolio. The Company believes the presentation of these measures provides investors with a better understanding of the significant factors that comprise the Company's operating performance. Reconciliations of these measures to the most comparable GAAP measures follow below.
Reconciliation of Net Income (Loss) to Core Income (Loss)
Core income (loss) is calculated by excluding from net income (loss) the after-tax effects of net investment gains or losses and gains or losses resulting from pension settlement transactions. Net investment gains or losses are excluded from the calculation of core income (loss) because they are generally driven by economic factors that are not necessarily reflective of our primary operations. The calculation of core income (loss) excludes gains or losses resulting from pension settlement transactions as they result from decisions regarding our defined benefit pension plans which are unrelated to our primary operations. Management monitors core income (loss) for each business segment to assess segment performance. Presentation of consolidated core income (loss) is deemed to be a non-GAAP financial measure.

	Results for the Three Months Ended September 30		Results for the Nine Months Ended September 30
($ millions)	2026	2025	2026	2025
Net income	$196	$403	$728	$976
Less: Net investment losses	(7)	(6)	(24)	(49)
Core income	$203	$409	$752	$1,025
Reconciliation of Net Income (Loss) per Diluted Share to Core Income (Loss) per Diluted Share
Core income (loss) per diluted share provides management and investors with a valuable measure of the Company's operating performance for the same reasons applicable to its underlying measure, core income (loss). Core income (loss) per diluted share is core income (loss) on a per diluted share basis.

	Results for the Three Months Ended September 30		Results for the Nine Months Ended September 30
	2026	2025	2026	2025
Net income per diluted share	$0.72	$1.48	$2.67	$3.58
Less: Net investment losses	(0.03)	(0.02)	(0.10)	(0.18)
Core income per diluted share	$0.75	$1.50	$2.77	$3.76

Reconciliation of Net Income (Loss) to Underwriting Gain (Loss) and Underlying Underwriting Gain (Loss)
Underwriting gain (loss) is deemed to be a non-GAAP financial measure and is calculated pretax as net earned premiums less total insurance expenses, which includes insurance claims and policyholders' benefits, amortization of deferred acquisition costs and insurance related administrative expenses. Net income (loss) is the most directly comparable GAAP measure. Management believes that underwriting gain (loss) provides investors with a valuable measure of profitability, before tax, derived from our underwriting activities which are managed separately from our investing activities.
Underlying underwriting gain (loss) is also deemed to be a non-GAAP financial measure, and represents pretax underwriting results excluding catastrophe-related reinstatement premiums, catastrophe losses and development-related items. Management believes some investors may find this measure useful to evaluate the profitability, before tax, derived from our underwriting activities, excluding the impact of catastrophes, which are unpredictable as to timing and amount, and development-related items as they are not indicative of our current year underwriting performance. The following tables present reconciliations of net income to core income, underwriting gain and underlying underwriting gain for our Property & Casualty Operations.

	Results for the Three Months Ended September 30, 2026
	Specialty	Commercial	International	Property & Casualty
(In millions)
Net income	$143	$160	$88	$391
Net investment losses, after tax	3	2	1	6
Core income	$146	$162	$89	$397
Less:
Net investment income	150	204	48	402
Non-insurance warranty revenue (expense)	18	—	—	18
Other revenue (expense), including interest expense	(13)	(5)	14	(4)
Income tax expense on core income	(39)	(40)	(22)	(101)
Underwriting gain	30	3	49	82
Catastrophe-related reinstatement premiums	—	—	—	—
Catastrophe losses	—	70	8	78
Effect of unfavorable (favorable) development-related items	—	35	(35)	—
Underlying underwriting gain	$30	$108	$22	$160

	Results for the Three Months Ended September 30, 2025
	Specialty	Commercial	International	Property & Casualty
(In millions)
Net income	$173	$229	$44	$446
Net investment losses, after tax	3	4	3	10
Core income	$176	$233	$47	$456
Less:
Net investment income	162	192	42	396
Non-insurance warranty revenue (expense)	16	—	—	16
Other revenue (expense), including interest expense	(15)	(3)	1	(17)
Income tax expense on core income	(47)	(62)	(24)	(133)
Underwriting gain	60	106	28	194
Catastrophe-related reinstatement premiums	—	—	—	—
Catastrophe losses	—	39	2	41
Effect of development-related items	—	—	—	—
Underlying underwriting gain	$60	$145	$30	$235

	Results for the Nine Months Ended September 30, 2026
	Specialty	Commercial	International	Property & Casualty
(In millions)
Net income	$395	$498	$160	$1,053
Net investment losses, after tax	7	8	3	18
Core income	$402	$506	$163	$1,071
Less:
Net investment income	463	640	135	1,238
Non-insurance warranty revenue (expense)	47	—	—	47
Other revenue (expense), including interest expense	(39)	(10)	12	(37)
Income tax expense on core income	(107)	(128)	(57)	(292)
Underwriting gain	38	4	73	115
Catastrophe-related reinstatement premiums	—	9	—	9
Catastrophe losses	—	207	19	226
Effect of unfavorable (favorable) development-related items	50	92	(35)	107
Underlying underwriting gain	$88	$312	$57	$457

	Results for the Nine Months Ended September 30, 2025
	Specialty	Commercial	International	Property & Casualty
(In millions)
Net income	$487	$552	$135	$1,174
Net investment losses, after tax	16	23	2	41
Core income	$503	$575	$137	$1,215
Less:
Net investment income	483	575	114	1,172
Non-insurance warranty revenue (expense)	42	—	—	42
Other revenue (expense), including interest expense	(40)	(10)	12	(38)
Income tax expense on core income	(137)	(153)	(55)	(345)
Underwriting gain	155	163	66	384
Catastrophe-related reinstatement premiums	—	—	—	—
Catastrophe losses	—	182	18	200
Effect of unfavorable development-related items	10	54	—	64
Underlying underwriting gain	$165	$399	$84	$648

Components to reconcile the combined ratio and loss ratio to the underlying combined ratio and underlying loss ratio
The underlying loss ratio excludes the impact of catastrophe-related reinstatement premiums, catastrophe losses and development-related items from the loss ratio. The underlying combined ratio is the sum of the underlying loss ratio, the expense ratio and the dividend ratio. The underlying loss ratio and the underlying combined ratio are deemed to be non-GAAP financial measures, and management believes some investors may find these ratios useful to evaluate our underwriting performance since they remove the impact of catastrophes which are unpredictable as to timing and amount, and development-related items as they are not indicative of our current year underwriting performance.
Specialty

	Results for the Three Months Ended September 30		Results for the Nine Months Ended September 30
	2026	2025	2026	2025
Loss ratio	62.9%	60.6%	64.7%	60.7%
Less: Effect of catastrophe impacts	0.1	—	—	—
Less: Effect of unfavorable development-related items	—	—	1.9	0.4
Underlying loss ratio	62.8%	60.6%	62.8%	60.3%

Expense ratio	33.6%	32.5%	33.5%	33.0%

Combined ratio	96.8%	93.3%	98.6%	94.0%
Underlying combined ratio	96.7%	93.3%	96.7%	93.6%
Commercial

	Results for the Three Months Ended September 30		Results for the Nine Months Ended September 30
	2026	2025	2026	2025
Loss ratio	73.0%	66.1%	72.9%	68.7%
Less: Effect of catastrophe impacts	4.8	2.7	5.0	4.3
Less: Effect of unfavorable development-related items	2.4	—	2.1	1.3
Underlying loss ratio	65.8%	63.4%	65.8%	63.1%

Expense ratio	26.2%	26.1%	26.5%	26.9%

Combined ratio	99.7%	92.7%	99.9%	96.1%
Underlying combined ratio	92.5%	90.0%	92.8%	90.5%

International

	Results for the Three Months Ended September 30		Results for the Nine Months Ended September 30
	2026	2025	2026	2025
Loss ratio	51.8%	59.1%	58.2%	60.3%
Less: Effect of catastrophe impacts	2.1	0.6	1.8	1.8
Less: Effect of favorable development-related items	(10.1)	—	(3.4)	—
Underlying loss ratio	59.8%	58.5%	59.8%	58.5%

Expense ratio	34.3%	32.7%	34.7%	32.9%

Combined ratio	86.1%	91.8%	92.9%	93.2%
Underlying combined ratio	94.1%	91.2%	94.5%	91.4%

Property & Casualty

	Results for the Three Months Ended September 30		Results for the Nine Months Ended September 30
	2026	2025	2026	2025
Loss ratio	66.9%	63.4%	68.3%	65.0%
Less: Effect of catastrophe impacts	2.8	1.5	2.9	2.6
Less: Effect of unfavorable development-related items	—	—	1.3	0.8
Underlying loss ratio	64.1%	61.9%	64.1%	61.6%

Expense ratio	29.7%	29.1%	29.9%	29.7%

Combined ratio	97.0%	92.8%	98.6%	95.1%
Underlying combined ratio	94.2%	91.3%	94.4%	91.7%
Reconciliation of Book Value per Share to Book Value per Share Excluding AOCI
Book value per share excluding accumulated other comprehensive income (loss) (AOCI) allows management and investors to analyze the amount of the Company's net worth primarily attributable to the Company's business operations. The Company believes this measurement is useful as it reduces the effect of items that can fluctuate significantly from period to period, primarily based on changes in interest rates.

	September 30, 2026	December 31, 2025
Book value per share	$37.80	$42.93
Less: Per share impact of AOCI	(8.31)	(4.06)
Book value per share excluding AOCI	$46.11	$46.99

Calculation of Return on Equity and Core Return on Equity
Core return on equity provides management and investors with a measure of how effectively the Company is investing the portion of the Company's net worth that is primarily attributable to its business operations.

	Results for the Three Months Ended September 30		Results for the Nine Months Ended September 30
($ millions)	2026	2025	2026	2025
Annualized net income	$784	$1,615	$970	$1,302
Average stockholders' equity including AOCI (a)	10,708	10,992	10,925	10,917
Return on equity	7.3%	14.7%	8.9%	11.9%

Annualized core income	$812	$1,637	$1,003	$1,367
Average stockholders' equity excluding AOCI (a)	12,440	12,390	12,598	12,518
Core return on equity	6.5%	13.2%	8.0%	10.9%
(a)Average stockholders' equity is calculated using a simple average of the beginning and ending balances for the period.
For additional information, please refer to CNA's filings with the Securities and Exchange Commission available at cna.com.
Forward-Looking Statements
These earnings remarks include statements that relate to anticipated future events (forward-looking statements) rather than actual present conditions or historical events. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and generally include words such as “believes,” “expects,” “intends,” “anticipates,” “estimates” and similar expressions. Forward-looking statements, by their nature, are subject to a variety of inherent risks and uncertainties that could cause actual results to differ materially from the results projected. Many of these risks and uncertainties cannot be controlled by CNA. For a detailed description of these risks and uncertainties, please refer to CNA’s filings with the Securities and Exchange Commission, available at cna.com.
Any forward-looking statements made in these earnings remarks are made by CNA as of the date of these remarks. Further, CNA does not have any obligation to update or revise any forward-looking statement contained in these remarks, even if CNA’s expectations or any related events, conditions or circumstances change.